Exhibit 99.1

Dear All Members of CELM Board of Directors:

I, Guoqiang Zhang, hereby resign from my role of independent director of China Electric Motor, Inc. (“CELM”)  due to personal reasons. My resignation shall be effective from May 9, 2011. After effectiveness of my resignation, I will no longer undertake any role/position in CELM.

It is hereby reported.

/s/ Guoqiang Zhang